Exhibit 10.15
Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.
AMENDMENT TO MASTER SUPPLY AGREEMENT
This Amendment (“Amendment”), effective as of September 30, 2020 (the “Amendment Effective Date”), is to the Master Supply Agreement, effective as of July 24, 2020 (the “Agreement”), by and between AstraZeneca Pharmaceuticals LP, a Delaware limited partnership with offices at 1800 Concord Pike, Wilmington, Delaware 19803 (“AstraZeneca”) and Emergent Manufacturing Operations Baltimore, LLC a Delaware limited liability company, with an office at 5901 East Lombard Street Baltimore, Maryland 21224 (“Service Provider”). AstraZeneca and Service Provider are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.
RECITALS
WHEREAS, Section 18.9 (Amendments and Modifications) of the Agreement provides that the Agreement may be amended by a written document signed by the Parties;
WHEREAS, the Parties desire to amend the Agreement, in accordance with the terms set forth in this Amendment, to extend the Option Deadline and modify the definition of “Extended Batches;”
NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:
1. Section 1.3.3 of the Agreement is hereby amended and restated in its entirety to read as follows:
1.3.3    Furthermore, AstraZeneca, may, subject to the approval of the United States Government, and otherwise at its sole option, and in accordance with the terms set forth in Product Schedule #5997-02, elect to purchase, and upon such election, Service Provider agrees to manufacture, up to [**] additional Batches of Product drug substance in ‘Area [**]’ of Service Provider’s Bayview facility (which Batches, the “Extended Batches”, shall be in addition to the Initial Batches and the Additional Batches), by delivering written notice to Service Provider (the “Batch Exercise Notice”) on or before [**] (the “Option Deadline”). If the number of Extended Batches elected by AstraZeneca pursuant to the Batch Exercise Notice is fewer than [**], the Parties will agree, in writing in a Change Order, on the revised pricing for the number of Extended Batches to be manufactured. Notwithstanding the foregoing, the Parties acknowledge and agree that: (i) the United States Government may require or direct Service Provider to offer or use the capacity for the Extended Batches to or for third party(ies) at any time, including prior to the Option Deadline; and (ii) if the United States Government does not consent (or indicates to AstraZeneca or Service Provider it will not provide such consent) or

AstraZeneca does not deliver the Batch Exercise Notice by the Option Deadline, Service Provider may offer and/or use the capacity for the Extended Batches to or for other customers of Service Provider or use such capacity for its own products at no additional cost to AstraZeneca and at no penalty to Service Provider. Pursuant to the Task Order, the United States Government has agreed to pay Service Provider the price to reserve the capacity for the Extended Batches.
2. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all the terms, conditions and provision thereof shall remain in full force and effect. This Amendment shall be deemed to be in full force and effect from the Amendment Effective Date.
[Signatures Follow on a Separate Page]

IN WITNESS WHEREOF, each Party has executed this Amendment as of the Amendment Effective Date.

AstraZeneca Pharmaceuticals LP	Emergent Manufacturing Operations Baltimore, LLC
By: /s/Jarrett Palmer	By: /s/Syed T Husain
Name: Jarrett Palmer	Name: Syed T Husain
Title: Operations – BES Director	Title: SVP & CDMO BU Head

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